Exhibit 99.2

LEXINGTON, Mass., June 16, 2015 -- Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies for serious pulmonary diseases, today announced a new drug candidate, PUR1900, an inhaled anti-infective to treat fungal infections associated with cystic fibrosis (CF). PUR1900 is the lead product candidate in the Company's proprietary pipeline that is strategically focused on developing innovative, first-in-class inhaled therapies for rare pulmonary diseases.

"Fungal lung diseases affect millions of people worldwide and thus represent a large and growing public health issue," said Richard Moss, Emeritus Professor of Pediatrics at Stanford University. "Current anti-fungal therapies for lung disease are limited in both safety and efficacy, so new agents and methods, such as PUR1900, safely delivering effective agents directly to the lung address a significant and important unmet medical need."

PUR1900 is a dry powder formulation of a large, complex anti-fungal compound that can be administered at high therapeutic dose to the lung while minimizing systemic side effects; in contrast, oral anti-fungal medicines that have limitations in patients with CF due to long treatment regimen and serious systemic side effects. In addition to patients with CF, PUR1900 also has potential applications in other immunocompromised patients who have fungal infections associated with their diseases. Pulmatrix plans to present further details about the structure and composition of PUR1900, as well as pre-clinical data, at a scientific meeting later this year.

"We are excited to advance PUR1900 toward the clinic to address the need for effective anti-fungal therapy for patients with CF. We believe iSPERSE can achieve this goal as a first-in-class product. Beyond our program in CF patients, there is also the potential for PUR1900 to prevent fungal infections in a broader population of immunocompromised patients who are underserved today," said Robert Clarke, Ph.D., President and CEO of Pulmatrix. "We see tremendous unmet medical needs in rare pulmonary diseases where the advanced capabilities of our iSPERSE technology can enable inhaled therapies that treat at the site of disease in the lung. We are dedicated to advancing these therapies to improve the lives of patients with rare pulmonary diseases, such as CF and IPF."

About CF and fungal infections

Cystic fibrosis (CF) is a genetic disease affecting the lungs and digestive system characterized by thick and sticky mucus, leading to impaired mucus clearance, life-threatening lung infections and pulmonary function decline. CF affects an estimated 30,000 patients in the US and 70,000 patients worldwide. It is estimated that as many as 50% of CF patients experience pulmonary infections caused by fungi, resulting in chronic bronchitis or allergic reactions that result in inflammation and poor long term outcomes. Approximately 15% of CF patients have acute bronchopulmonary aspergillosis (ABPA), which requires treatment with long regimens of oral steroids and oral anti-fungal medications with significant systemic side effects. Administering anti-fungal agents directly to the lung offers the potential of high therapeutic concentration in the lung and reduced systemic side effects.

About iSPERSE

iSPERSE is a proprietary, dry powder technology developed, patented and validated by Pulmatrix scientists and engineers. iSPERSE therapeutic particles can incorporate drug agents across a range of sizes and chemical properties including poorly soluble small molecules, large molecular weight anti-infectives, and biologics. iSPERSE particles are engineered to be small, dense and dispersible, enabling highly efficient and precise dose administration independent of patient inspiratory effort. iSPERSE dry powders are compatible with a range of inhalers, allowing for a product's configuration to be tailored to the specific needs of a patient population.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE technology. The Company's proprietary product pipeline is focused on advancing treatments for rare diseases, including PUR1900, a, inhaled anti-fungal for patients with cystic fibrosis (CF) as well as PUR1500, an inhaled product for the treatment of idiopathic pulmonary fibrosis. In addition, Pulmatrix is pursuing opportunities in major pulmonary diseases through collaboration with partners. This includes PUR0200, a branded generic in clinical development for chronic obstructive pulmonary disease (COPD), and other potential first-in-class treatments. Pulmatrix's product candidates are based on iSPERSE, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.